Exhibit 3.3

Second CERTIFICATE OF AMENDMENT TO
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ARTARA THERAPEUTICS, INC.

ArTara Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

First: The name of the Corporation is ArTara Therapeutics, Inc.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is March 24, 2006, under the name “Proteon Therapeutics, Inc.”.

Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), as follows:

Article First of the Certificate shall be amended and restated in its entirety to read as follows:

“The name of the Corporation is Protara Therapeutics, Inc.”

In Witness Whereof, this Second Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of May 11, 2020.

By:	/s/ Jesse Shefferman
	Name:	Jesse Shefferman
	Title:	Chief Executive Officer